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                                                                    EXHIBIT 99.1



Contact: Bill Campbell
         for Amerin Corporation
         212 254.6670


        MORGAN STANLEY FUND DISTRIBUTED ITS STAKE IN AMERIN, THE COMPANY SAYS

Chicago, Ill., October 23, 1997 -- Amerin Corporation (NASDAQ: AMRN), the parent of Amerin Guaranty, said today that one of its original equity investors since 1992, The Morgan Stanley Leveraged Equity Fund II, L.P. (MSLEF), has informed the company that it has distributed all of its holdings in Amerin to the fund's partners, as of the close of business yesterday.

The distribution of 3,102,131 shares of Amerin's voting common stock represents roughly 12 percent of the company's 26.1 million outstanding shares.

MSLEF is a private equity fund, managed by an affiliate of Morgan Stanley, Dean Witter, Discover & Co. (NYSE: MWD), with a strategy of making long-term investments in a variety of industries and creating value for its investors over a four-to-five year period.

Amerin also said that in connection with the distribution, there would be a termination of the stockholders' agreement among MSLEF, the other original investors and Amerin's Chairman and Chief Executive Officer, Gerald L. Friedman. The stockholders' agreement provided, among other things, for the designation and election of directors, registration rights and certain "drag-along" and "tag-along" rights.

Amerin provides private mortgage insurance to leading mortgage originators. The company's products are discount Borrower-Paid Mortgage Insurance, Lender-Paid Mortgage Insurance and captive mortgage reinsurance. Amerin's approach to sales and underwriting reduces the cost of its insurance and offers operating efficiencies to mortgage lenders and their borrowers. Home buyers who make down payments of less than 20 percent of the value of the home are usually required by the mortgage lender to qualify and pay for mortgage insurance on their mortgage loans. If the homeowner defaults on the loan, mortgage insurance pays the lender or the owner of the loan for its losses, up to a specified coverage amount.

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